                                                                   Exhibit 10.20
                                                                   -------------


                            ASSET PURCHASE AGREEMENT

                                  by and among

                              K & D MAGMOTOR CORP.

                         SATCON TECHNOLOGY CORPORATION

                           LIGHTHOUSE SOFTWARE, INC.

                           INDUCTIVE COMPONENTS, INC.

                                      and

                                  THOMAS GLYNN

                               TABLE OF CONTENTS
                               -----------------

Section                                                             Page
-------                                                             ----

    1.   Sale and Delivery of the Assets..........................   1
            1.1  Delivery of the Assets...........................   1
            1.2  Further Assurances...............................   3
            1.3  Purchase Price...................................   3
            1.4  Assumption of Liabilities; Etc. .................   4
            1.5  Income Tax Treatment of Transaction..............   5
            1.6  The Closing......................................   5

    2.   Representations of the Sellers and the Stockholder.......   6
            2.1  Organization.....................................   6
            2.2  Capitalization of the Seller.....................   6
            2.3  Authorization....................................   6
            2.4  Ownership of the Assets..........................   7
            2.5  Financial Statements.............................   7
            2.6  Absence of Undisclosed Liabilities...............   8
            2.7  Litigation.......................................   8
            2.8  Insurance........................................   9
            2.9  Inventory........................................   9
            2.10 Fixed Assets.....................................   9
            2.11 Change in Financial Condition and Assets.........  10
            2.12 Tax Matters......................................  10
            2.13 Books and Records................................  12
            2.14 Contracts and Commitments........................  12
            2.15 Compliance with Agreements and Laws..............  14
            2.16 Employee Relations...............................  14
            2.17 Absence of Certain Changes or Events.............  15
            2.18 Customers........................................  16
            2.19 Suppliers........................................  17
            2.20 Intellectual Property............................  17
            2.21 Employee Benefit Plans...........................  18
            2.22 Acquired Assets Complete.........................  20
            2.23 Regulatory Approvals.............................  20
            2.24 Indebtedness to and from Officers, Directors
                 and Shareholders.................................  20
            2.25 Powers of Attorney and Suretyships...............  20
            2.26 Disclosure.......................................  20
            2.27 Securities Representations.......................  20


    3.  Representations of the Buyer and the Parent...............  22
            3.1  Organization and Authority.......................  22

Section                                                             Page
-------                                                             ----


          3.2  Authorization......................................   22
          3.3  Regulatory Approvals...............................   23
          3.4  The Shares.........................................   23
          3.5  Disclosure.........................................   23

    4.  Access to Information; Public Announcements...............   23
          4.1  Access to Management, Properties and Records.......   23
          4.2  Confidentiality....................................   23
          4.3  Public Announcements...............................   24

    5.  Pre-Closing Covenants of the Seller and Stockholder.......   24
          5.1  Conduct of Business................................   24
          5.2  Absence of Material Changes........................   24
          5.3  Taxes..............................................   26
          5.4  Communication with Customers and  Suppliers........   26
          5.5  Compliance with Laws...............................   26
          5.6  Continued Truth of Representations and
               Warranties of the Seller and Stockholder...........   27
          5.7  Continuing Obligation to Inform....................   27
          5.8  Exclusive Dealing..................................   27
          5.9  Outstanding Indebtedness...........................   27

    6.  Best Efforts to Obtain Satisfaction of Conditions.........   27

    7.  Conditions to Obligations of the Buyer and the Parent.....   27
          7.1  Continued Truth of Representations and
               Warranties of the Sellers and the Stockholder;
               Compliance with Covenants and Obligations..........   28
          7.2  Corporate Proceedings..............................   28
          7.3  Governmental Approvals.............................   28
          7.4  Consents of Lenders, Lessors and
               Other Third Parties................................   28
          7.5  Adverse Proceedings................................   28
          7.6  Board of Directors and Stockholder.................   28
               Approval...........................................
          7.7  Due Diligence......................................   28
          7.8  The Acquired Assets................................   29
          7.9  Update.............................................   29
          7.10 Bank Consent.......................................   29
          7.11 Employment Contracts...............................   29
          7.12 Assignment of Insurance Policies...................   29
          7.13 Tax Lien Waivers...................................   29
          7.14 Material Adverse Change............................   29
          7.15 Closing Deliveries.................................   30

Section                                                             Page
-------                                                             ----

    8.  Conditions to Obligations of the Sellers and
        the Stockholder...........................................   31
          8.1  Continued Truth of Representations and
               Warranties of the Buyer and the Parent;
               Compliance with Covenants and Obligations..........   31
          8.2  Corporate Proceedings..............................   31
          8.3  Governmental Approvals.............................   31
          8.4  Adverse Proceedings................................   31
          8.5  Closing Deliveries.................................   31

    9.  Indemnification...........................................   32
          9.1  By the Buyer and Parent............................   32
          9.2  By the Sellers and the Stockholder.................   32
          9.3  Claims for Indemnification.........................   34
          9.4  Defense by Indemnifying Party......................   34
          9.5  Payment of Indemnification Obligation..............   34
          9.6  Survival of Representations; Claims for
               Indemnification....................................   35

   10.  Post-Closing Agreements...................................   35
         10.1  Proprietary Information............................   35
         10.2  Non-Competition Agreement..........................   35
         10.3  Sharing of Data....................................   36
         10.4  Use of Name........................................   36
         10.5  Cooperation in Litigation..........................   37
         10.6  Product Claims and Returns.........................   37
         10.7  Cooperation with Reporting Requirements............   37
         10.8  Collection of Accounts Receivable..................   37
         10.9  Continuation of Representation by
               Servo Components & Systems, Inc. ..................   38

   11.  Termination of Agreement..................................   38
         11.1  Termination by Lapse of Time.......................   38
         11.2  Termination by Agreement of the Parties............   38
         11.3  Termination by Reason of Breach....................   38

   12.  Transfer and Sales Tax....................................   39

   13.  Brokers...................................................   39
         13.1  For the Sellers....................................   39
         13.2  For the Buyer......................................   39

   14.  Notices...................................................   39

   15.  Successors and Assigns....................................   40

Section                                                             Page
-------                                                             ----

   16.  Entire Agreement; Amendments; Attachments.................   41

   17.  Expenses..................................................   41

   18.  Legal Fees................................................   41

   19.  Governing Law.............................................   41

   20.  Section Headings..........................................   41

   21.  Severability..............................................   42

   22.  Counterparts..............................................   42


Schedules to be provided by the Seller

 1.4         -    Assumed Liabilities
 2.2         -    Capitalization
 2.3         -    Third Party Consents
 2.4         -    Encumbrances
 2.6         -    Undisclosed Liabilities
 2.8         -    Insurance
 2.9         -    Inventory
 2.10        -    Fixed Assets
 2.11        -    Changes in Financial Condition
 2.12        -    Tax Matters
 2.13        -    Accounts Receivable
 2.15        -    Contracts
 2.16        -    Permits
 2.17        -    Employee Relations
 2.18        -    Certain Changes or Events
 2.19        -    Customer List
 2.20        -    Suppliers
 2.21        -    Bank Accounts
 2.22        -    Prepayments and Deposits
 2.23        -    Intellectual Property
 2.24        -    Employee Plans
 2.26        -    Regulatory Approvals
 2.27        -    Affiliated Indebtedness
 2.28        -    Powers of Attorney and Suretyships

Schedules to be provided by the Buyer

3.2          -    Third Party Consents

Exhibits
--------
A - Instrument of Assumption
B - Employment Contract
C - Bill of Sale

                            ASSET PURCHASE AGREEMENT
                            ------------------------


     Agreement made as of the 4th day of January, 1999, among K & D MagMotor Corp., a Delaware corporation (the "Buyer") and a wholly owned subsidiary of SatCon Technology Corporation, a Delaware Corporation (the "Parent"), the Parent, Inductive Components, Inc., a New Hampshire corporation ("Inductive"), Lighthouse Software, Inc., a Maine corporation ("Lighthouse" and together with Inductive, the "Sellers") and Thomas Glynn, the sole stockholder of Inductive and the majority Stockholder of Lighthouse (the "Stockholder").

                             Preliminary Statement
                             ---------------------

     The Buyer desires to purchase, and the Sellers desires to sell, substantially all of their respective assets and business of the Sellers (the "Business"), for the consideration set forth below and the assumption of certain of the Sellers' liabilities set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1.   Sale and Delivery of the Assets
          -------------------------------

          1.1  Delivery of the Assets.
               ----------------------

              (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from each Seller, the following properties, assets and other claims, rights and interests existing as of the Closing (collectively, the "Acquired Assets"):

                  (i) all inventories of raw materials, work in process, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items of each Seller (collectively, the "Inventory");

                  (ii) all rights of each Seller under the contracts, agreements, leases, licenses and other instruments set forth on Schedule 1.1
                                                                ------------
attached hereto (collectively, the "Contract Rights");

                  (iii) all books, records and accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, customer lists, employment records, studies, reports or summaries relating to any environmental conditions or consequences of any operation, present or former, as well as all studies, reports or summaries relating to any environmental aspect or the general condition of the Acquired Assets, and any confidential information which has been reduced to writing relating to or arising out of the Business;

                    (iv) all rights of each Seller under express or implied warranties from the suppliers of such Seller;

                    (v) the motor vehicles and other rolling stock owned by each Seller to the extent used in the Business;

                    (vi) except for the furniture, fixtures and equipment listed on Schedule 1.1(b)(vi) thereto, all of the machinery, equipment, tools,
   -------------------
production reels and spools, tooling, dies, production fixtures and maintenance machinery and equipment owned by each Seller whether or not reflected as capital assets in the accounting records of such Seller (collectively, the "Fixed Assets");

                    (vii) all of each Seller's right, title and interest in and to all intangible property rights, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, United States and foreign patents, patent applications, trade names, including the names "Inductive Components," "Lighthouse Software" or any derivation thereof, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, owned or, where not owned, used by a Seller in its business and all licenses and other agreements to which a Seller is a party (as licensor or licensee) or by which a Seller is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property"); and

                    (viii) except as specifically provided in Subsection 1.1(b) hereof, all other assets, properties, claims, rights and interests of each Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

          (b) Notwithstanding the provisions of paragraph (a) above, the Acquired Assets shall not include the following assets (the "Excluded Assets"):

                  (i) all real property of a Seller, together with all buildings, fixtures and improvements located on or attached thereto, including each Seller's right, title and interest in and to all leases, subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant to said real property (collectively, the "Real Property");

                  (ii) all accounts, accounts receivable, notes and notes receivable existing on the Closing Date which are payable to a Seller including but not limited to that certain accounts receivable dated December __, 1998 from MTI Corporation to Lighthouse in the amount of $118,800, payment of which is scheduled as follows (it being represented and warranted by Sellers and Stockholder that Sellers have performed prior to the Closing Date all obligations to earn such amounts):

                    $39,960 - January 1999
                    $14,600 - February 19999
                    $14,960 - March 1999
                    $14,960 - April 1999
                    $34,320 - June 1999

                    (iii) all prepaid expenses, deposits, bank accounts and other similar assets of each Seller existing on the Closing Date, including the cash represented by such assets;

                    (iv) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of a Seller as a corporation;

                    (v) the furniture, fixtures and equipment owned by Servo Components & Systems, Inc. at 53 Stiles Road, Salem, New Hampshire, and listed on Schedule 1.1(b)(viii) attached hereto; and
   ---------------------

                    (vi) any of the rights of the Sellers under this Agreement or the agreements and instruments delivered by or to the Sellers pursuant to this Agreement.

          1.2  Further Assurances.  At any time and from time to time after the
               ------------------
Closing, at the Buyer's request and without further consideration, each Seller and the Stockholder promptly shall each execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's rights to, title in and ownership, all of the Acquired Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

          1.3  Purchase Price.
               --------------

               (a) The aggregate purchase price for the Acquired Assets shall be the repayment by the Buyer of $250,000 of debt owed by Sellers to Citizens Bank, New Hampshire and 100,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock") of the Parent (the "Purchase Price"), of which 30,000 shares shall be issued with respect to Lighthouse and 70,000 shares shall be issued with respect to Inductive. The Purchase Price shall be payable in the manner described in paragraph (b) of this Subsection 1.3.

          (b) The Sellers and the Stockholder agree that the Shares issued pursuant to this Agreement shall be distributed by the Sellers to their stockholders immediately upon the Closing and that no Shares shall be distributed to any other person or sold, transferred, pledged or otherwise disposed of or encumbered by a Seller. Pursuant to the foregoing, (i) Lighthouse directs the Buyer and Parent to have 10,000 of the Shares issuable to it registered in the name of Robert P. Caron, (ii) Lighthouse directs that 20,000 of the Shares issuable to it be registered in the name of Thomas J. Glynn and (iii) Inductive directs the Buyer to have the 70,000 Shares issuable to Inductive registered in the name of Thomas J. Glynn.

          1.4  Assumption of Liabilities; Etc.
               -------------------------------

          (a) At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") substantially in the form attached hereto as Exhibit A, pursuant to which it shall assume and
                            ---------
agree to perform, pay and discharge all obligations of the Sellers arising after the Closing under the contracts set forth on Schedule 1.4 attached hereto which
                                             ------------
become due and payable after the Closing Date (the "Assumed Liabilities").

          (b) The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and each Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of such Seller other than the Assumed Liabilities (collectively, the "Retained Liabilities"). The Retained Liabilities shall include, without limitation, the following:

          (i) all account and trade payables of the Sellers and all other liabilities arising out of this contract of the Business prior to the Closing Date.

          (ii) all liabilities of each Seller for income, transfer, sales, use or other Taxes (as defined in Section 2.12) which are incurred as a direct result of the consummation of the transactions contemplated by this Agreement (including without limitation any income Taxes arising as a result of the transfer by such Seller to the Buyer of the Acquired Assets) or out of the conduct of the Business prior to the Closing Date;

          (iii) all liabilities of each Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

          (iv) all obligations of each Seller under any agreements, contracts, leases or licenses which are not Assigned Contracts, and all liabilities of any breach, act or omission by a Seller prior to the Closing giving rise to a third party claim or defense under any Assigned Contract;

           (v) any liability of each Seller under any loan, bank borrowing or other form of indebtedness;

          (vi) all liabilities or obligations resulting from the termination of employment of any employee of a Seller at or prior to, or in connection with, the Closing that arose under any Law or Regulation (as defined in Subsection 2.3) or under any employee benefit plan established or maintained by a Seller;

          (vii) any warranty claims or product liability claims relating to services rendered by a Seller prior to the Closing Date and any warranty claims or product liability claims relating to, or returns of, products of a Seller which (a) were sold and shipped by a Seller prior to the Closing Date, (b) were in the finished goods inventory of a Seller as of the Closing Date, or (c) were work in process and more than fifty percent (50%) completed by the Closing Date; provided, however, if Stockholder contests in good faith any warranty claim prior the payment thereof, the warranty claim shall be subject to the provisions of Section 10.6 hereof.

          (vi) all liabilities and obligations of any nature whatsoever of a Seller to any stockholder or Affiliate;

          (ix) all liabilities and obligations of either Seller arising out of an event, conduct, or condition existing or occurring on or prior to the Closing Date that constitute or allegedly constitute an infringement in violation of, or constitute or allegedly constitute a misappropriation of, any Intellectual Property rights or any other person or entity;

          (x) all obligations of either Seller under the lease for the premises located at 53 Stiles Road, Salem, New Hampshire; and

          (xi) all liabilities or obligations of either Seller under any employee benefit plans or policies.

          1.5  Income Tax Treatment of Transaction.  It is intended that the
               -----------------------------------
sale of assets contemplated by this Agreement shall constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

          1.6  The Closing.  The Closing shall take place at the offices of the
               -----------
Buyer, 161 First Street, Cambridge, Massachusetts at 4:00 p.m., Boston time, on

December 29, 1998 or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto. The transfer of the Acquired Assets by the Sellers to the Buyer shall be deemed to occur at 9:00 a.m., Boston time, on the date of the Closing (the "Closing Date").


     2.   Representations of the Sellers and the Stockholder
          --------------------------------------------------

     Each Seller and the Stockholder jointly and severally represent and warrant on the date hereof and on the Closing Date to the Buyer that:

          2.1  Organization.  Each Seller is a corporation duly organized,
               ------------
validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Each Seller is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the Certificate of Incorporation and Bylaws of each Seller, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Each Seller does not own any capital stock of or other equity interest in any corporation, partnership or other entity.

          2.2  Capitalization of the Seller.  Each Seller's authorized and
               ----------------------------
outstanding capital stock is set forth in Schedule 2.2.  All outstanding shares
                                          ------------
of capital stock of each Seller are held of record and beneficially by the Stockholder. All of such shares have been duly and validly issued and are fully paid and nonassessable.

          2.3  Authorization.
               -------------

          (a) The execution and delivery of this Agreement by each Seller, and the agreements provided for herein, and the consummation by each Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which a Seller is a party constitute the valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms. The execution, delivery and performance by each Seller of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a)
violate in any material respect the provisions of any federal, state, local or foreign law, rule or regulation, ordinance, permit or order (collectively, "Laws and Regulations") applicable to the Sellers or the Stockholder; (b) violate the provisions of the Certificate of Incorporation or Bylaws of a Seller; (c) violate any judgment, order, writ, prohibition, injunction, decree or award of any federal, state, county, municipal, foreign or local court, arbitrational tribunal, administrative agency, department, bureau or commission or other governmental or regulatory body, authority or agency (a "Governmental Entity") applicable to a Seller or the Stockholder; (d) require on the part of any Seller any filing with, or any permits, authorization, consent or approval of, any Governmental Entity; or (e) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Security Interest (as defined below) upon the properties or assets of either Seller pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which a Seller is a party or by which the Seller or any of its properties is or may be bound. Schedule 2.3 attached hereto sets forth a true, correct and complete list
       ------------
of all consents and approvals of third parties that are required in connection with the consummation by either Seller of the transactions contemplated by this Agreement.

          (b) For purposes of this Agreement, the term "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

          2.4  Ownership of the Assets.  Except as set forth on Schedule 2.4,
               -----------------------                          ------------
each Seller is the true and lawful owner of the Acquired Assets to be sold by it pursuant to this Agreement. At Closing, the Sellers will be the true and lawful owners of the Acquired Assets and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the Acquired Assets, free and clear of all Security Interests, liabilities and equities of any kind. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Acquired Assets in the Buyer, free and clear of all Security Interests, liabilities, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever.

          2.5  Financial Statements.
               --------------------

          (a) Inductive has previously delivered to the Buyer the balance sheets of Inductive as of September 30, 1996 and 1997 (the "Inductive Balance Sheets") and the related statements of operations and retained earnings, statements of cash flows and schedule of selling, general and administrative expenses of Inductive for the fiscal years then ended (collectively, including the Inductive Balance Sheets, the "Inductive Financial Statements"). The Inductive Financial Statements have been compiled by Feeley & Discoll, P.C., in accordance with the Statement on Standards for Accounting and Review Services issued by the

American Institute of Certified Pubic Accountants and except for the absence of footnotes have been prepared in accordance with generally accepted accounting principles applied consistently with past practice.

          (b) Lighthouse has previously delivered to the Buyer the balance sheets of Lighthouse as of December 31, 1996 and 1997 (the "Inductive Balance Sheet") and the related statements of operations and retained earnings, statements of cash flows and schedule of selling, general and administrative expenses of Lighthouse for the fiscal periods then ended (collectively, including the Lighthouse Balance Sheets, the "Lighthouse Financial Statements"). The Lighthouse Financial Statements have been compiled by Feeley & Discoll, P.C., in accordance with the Statement on Standards for Accounting and Review Services issued by the American Institute of Certified Pubic Accountants and except for the absence of footnotes have been prepared in accordance with generally accepted accounting principles applied consistently with past practice.

          (c) The Inductive Financial Statements and Lighthouse Financial Statements each fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Inductive and Lighthouse and the results of operations of the Business for the periods indicated; with respect to the contracts and commitments for the sale of goods or the provision of services by either Seller, the Lighthouse and Inductive Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses.

          2.6  Absence of Undisclosed Liabilities.  Except as and to the extent
               ----------------------------------
(a) reflected and reserved against in the most recent Inductive Balance Sheets or the Lighthouse Balance Sheets, (b) set forth on Schedule 2.6 attached hereto
                                                   ------------
or (c) incurred in the ordinary course of business after the date of the most recent Inductive Balance Sheet or Lighthouse Balance Sheets, as the case may be, and not material in amount, either individually or in the aggregate, neither Seller has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Acquired Assets. For purposes of this Subsection 2.6, "material" means any amount in excess of $10,000.

          2.7  Litigation.  Neither of the Sellers nor the Stockholder is a
               ----------
party to, or to the Sellers' or Stockholder's best knowledge threatened with or has received notice of, and none of the Acquired Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any Governmental Entity relating to or affecting the Acquired Assets or the Business or condition (financial or otherwise) of either Seller. Neither Seller is in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any Governmental Entity or any regulation of any administrative agency or Governmental Entity.

          2.8  Insurance.  Schedule 2.8 attached hereto sets forth a true,
               ---------   ------------
correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Acquired Assets or the Business (other than any life insurance policies maintained by a Sellers or the Stockholder on the lives of an employee of either Seller), specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1994. True, correct and complete copies of all of the Insurance Policies have been previously delivered by the Sellers to the Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for the Business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Except as set forth on Schedule 2.8 attached hereto,
                                            ------------
neither Seller nor the Stockholder have received any notice or other communication from any issuer of the Insurance Policies since January 1, 1998 cancelling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Sellers and the Stockholder, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.

          2.9  Inventory.  Schedule 2.9 attached hereto sets forth a true,
               ---------   ------------
correct and complete list of the Inventory as of the date hereof, including a description and the book value thereof. Schedule 2.9, as updated pursuant to
                                         ------------
Subsection 7.9 hereof, shall set forth a true, correct and complete list of the Inventory as of the Closing Date, including a description and valuation thereof. Such Inventory consists of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the business conducted by the Sellers. The value of all items of obsolete materials and of materials of below standard quality has been written down to realizable market value, and the values at which such Inventory is carried reflect the normal inventory valuation policy of the Sellers of stating the Inventory at the lower of cost or market value in accordance with generally accepted accounting principles.

          2.10  Fixed Assets.  Except as set forth in Schedule 2.10 attached
                ------------                          -------------
hereto, the Fixed Assets as of the date hereof include all fixed assets currently used in the Business. Schedule 2.10, as updated pursuant to
                                 -------------
Subsection 7.9 hereof, shall set forth a true, correct and complete list of all Fixed Assets as of the Closing Date which are not used in the business, including a description and valuation thereof. Except as set forth on Schedule
                                                                      --------
2.10, all of the Fixed Assets are in good operating condition and repair, normal
----
wear and tear excepted, are currently used by a Seller in the ordinary course of business and in the production of products of a Seller and normal maintenance has been consistently performed with respect to such Fixed Assets.

         2.11  Change in Financial Condition and Assets.  Except as set forth on
               ----------------------------------------
Schedule 2.11 attached hereto, since the date of the most recent Balance Sheet
-------------
delivered to the Buyer by a Seller, there has been no change which materially and adversely affects the Business, or the assets, condition (financial or otherwise) or prospects of a Seller. Neither Seller has any knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on such Seller or the Business, or the assets, condition (financial or otherwise) or prospects of such Seller.

         2.12  Tax Matters.
               -----------

          (a) Within the times and in the manner prescribed by law, each Seller has filed all returns, declarations, reports, statements and other documents required to be supplied to a Taxing authority by the Seller in connection with Taxes (as defined below) (the "Returns").

          (b) Each Seller has paid all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with interest and any penalties, additions to tax or additional amounts with respect thereto ("Taxes") imposed upon them or for which they could be liable, whether to Taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under Tax allocation agreements), with respect to all Taxable periods or portions of Taxable periods ending on or before the Closing Date to the extent such amounts are due on or before the Closing Date.

          (c) All Taxes that either Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (d) All Returns filed by either Seller constitute complete and accurate representations of the Tax liabilities of the Seller for such years.

          (e) Neither Seller has waived or extended any applicable statute of limitations relating to the assessment of Taxes which waiver is now in effect.

          (f) Neither Seller has filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations nor has the Seller agreed to has

Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code).

          (g) Neither Seller has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, and has the Seller had operations which are or may hereafter become reportable under
Section 999 of the Code.

          (h) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of either Seller.

          (i) Neither Seller is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (j) Neither Seller has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing consolidated Returns (a "Consolidated Group").

          (k) Neither Seller is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (l) No stockholder of either Seller is a person other than a United States person within the meaning of the Code.

          (m) Neither Seller is and has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (n) Neither Seller has agreed to make nor is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

          (o) Neither Seller has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country. Neither Seller is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

          (p) Each Seller (and each "predecessor corporation" within the meaning of Treasury Regulation Section 1.1374-1(e)) has qualified as an "S Corporation" within the meaning of Section 1361(a)(i) of the Code, and any comparable provision under applicable state law, for all periods from and after its formation until the Closing.

          (q) Schedule 2.12 attached hereto sets forth those Taxable years for
              -------------
which the Returns of the Sellers have been reviewed or audited by applicable federal, state, local and foreign Taxing authorities and those Tax years for which said Returns have received clearances or other indications of approval from applicable federal, state, local and foreign Taxing authorities. Schedule
                                                                       --------
2.12 further sets forth all material Tax elections that are currently in effect
----
for either Seller and that, absent revocation, will remain in effect for Taxable years ending on or after the Closing Date. No issue or issues have been raised in connection with any prior or pending review or audit of said Returns which Sellers reasonably believes may be expected to be raised in the future by such Taxing authorities in connection with the audit or review of the Returns of the Sellers.

          2.13 Books and Records.  The general ledgers and books of account of
               -----------------
each Seller, all federal, state and local income, franchise, property and other Tax returns filed by a Seller, with respect to the Acquired Assets, and all other books and records of the Seller are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by Laws and Regulations.

          2.14 Contracts and Commitments.
               -------------------------

          (a) Schedule 2.14 attached hereto contains a true, complete and
              -------------
correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

          (i) all loan agreements, indentures, mortgages and guaranties to which a Seller is a party or by which a Seller or any of its property is bound;

          (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Acquired Assets to which a Seller is a party or by which a Seller or any of its property is bound;

          (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which a Seller is a party or by which a Seller or any of its property is bound which (A) involve payments or receipts by a Seller of more than $10,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or

(B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of either Seller;

           (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which either Seller is a party or by which either Seller or any of its property is bound;

           (v) all agency, distributor, sales representative and similar agreements to which either Seller is a party;

           (vi) all contracts, agreements or other understandings or arrangements between either Seller or Affiliate of the Sellers;

           (vii) all leases, whether operating, capital or otherwise, under which either Seller is lessor or lessee;

           (vi) all contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous); and

           (ix) any other material agreement or contract entered into by a Seller relating to the Business or the Acquired Assets.

       (b) Except as set forth on Schedule 2.14 attached hereto:
                                  -------------

           (i) each Contract is a valid and binding agreement of the Seller which is a party thereto, enforceable against such Seller in accordance with its terms, and the Sellers do not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

           (ii) the Seller which is a party thereto has fulfilled all material obligations required pursuant to the Contracts to have been performed by such Seller on its part prior to the date hereof, and the Sellers have no reason to believe that they will not be able to fulfill, when due, all of their respective obligations under the Contracts which remain to be performed after the date hereof;

           (iii) neither Seller is in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

          (iv) to the best knowledge of the Sellers and the Stockholder, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

          (v) neither Seller is restricted by any Contract from carrying on the Business anywhere in the world; and

          (vi) neither Seller has written or oral Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

          (c) Except as set forth on Schedule 2.3 or Schedule 2.14, the
                                     ------------    -------------
continuation, validity and effectiveness of each Contract will not be affected by the transfer thereof to Buyer under this Agreement and all such Contracts are assignable to Buyer without any consent.

          (d) True, correct and complete copies of all Contracts have previously been delivered by the Sellers to the Buyer.

         2.15 Compliance with Agreements and Laws.  Each Seller has all
              -----------------------------------
requisite licenses, permits and certificates, including environmental, health and safety permits, from Governmental Entities necessary to conduct its business and own and operate its assets (collectively, the "Permits"). Schedule 2.15
                                                               -------------
attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Sellers to the Buyer. Neither Seller is in violation of any Law or Regulation (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties. The business of the Sellers does not violate any Law or Regulation (including, but not limited to, any law, regulation or order relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices). Except as set forth on Schedule
                                                                       --------
2.15 attached hereto, neither Seller has since January 1, 1994 received any
----
notice or communication from any Governmental Entity, non-governmental entity or otherwise of any such violation or noncompliance.

          2.16 Employee Relations.
               ------------------

          (a) Each Seller is in compliance with all Laws and Regulations respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

               (b) Except as set forth on Schedule 2.16 attached hereto:
                                          -------------

                    (i) none of the employees of either Seller is represented by any labor union;

                    (ii) there is no unfair labor practice complaint against either Seller pending before the National Labor Relations Board or any state or local agency;

                    (iii) there is no pending labor strike or other material labor trouble affecting either Seller (including, without limitation, any organizational drive);

                    (iv) there is no material labor grievance pending against either Seller;

                    (v) there is no pending representation question respecting the employees of either Seller; and

                    (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which either Seller is a party, or to the best knowledge of either Seller, any basis for which a claim may be made under any collective bargaining agreement to which either Seller is a party.

          (c) Schedule 2.16 attached hereto sets forth a true, correct and
              -------------
complete list of (a) the employee benefits provided by the Sellers to their respective employees and all contracts or agreements between each Seller and its employees, and (b) the Seller's current payroll, including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of $20,000 the amounts paid or payable as salary and bonus payments for the year ended December 31, 1997.

          (d) For purposes of this Subsection 2.16, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Sellers' business.

       2.17    Absence of Certain Changes or Events.  Except as set forth on
               ------------------------------------
Schedule 2.17 attached hereto, since the most recent date as of which a balance
-------------
sheet was delivered pursuant to Section 2.5, neither Seller has entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, neither Seller has:

          (a) Incurred any material obligation or liability for borrowed money or increased the outstanding indebtedness to Citizens Bank, New Hampshire;

          (b) Discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the most recent Balance Sheet referred to in Section 2.5;

          (c) Mortgaged, pledged or subjected to a Security Interest any of the Acquired Assets;

          (d) Sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

          (e) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

          (f) Suffered any losses, whether insured or uninsured, and whether or not in the control of the Seller, in excess of $10,000 in the aggregate, or waived any rights of any value;

          (g) Made any changes in compensation of its officers, directors or employees;

          (h) Authorized or issued recall notices for any of its products or initiated any safety investigations;

          (i) Received notice of any litigation, warranty claim or products liability claims; or

          (j) Made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 2.21 hereof.

         2.18  Customers.  Schedule 2.18 attached hereto sets forth a true,
               ---------   -------------
correct and complete list of the names and addresses of all customers of each Seller which accounted for more than 1% of a Seller's total sales in the fiscal year ended December 31, 1997 and any material additional customers added during the current calendar year. None of such customers has notified either Seller that it intends to discontinue its relationship with, or decrease the rate of buying materials, products or services from, such Seller.

         2.19  Suppliers.  Schedule 2.19 attached hereto sets forth a true,
               ---------   -------------
correct and complete list of the names and addresses of the ten suppliers of the Seller which accounted for the largest dollar volume of purchases by either Seller for the fiscal year ended December 31, 1997 and any material additional suppliers added during the current calendar year. None of such suppliers has notified either Seller that it intends to discontinue its relationship.

Schedule 2.19 sets forth the names and addresses of those suppliers of Sellers
-------------
which the Sellers believes may not desire to continue to sell to Parent or Buyer following the Closing.

         2.20  Intellectual Property.
               ---------------------

          (a) Each Seller owns or has the right to use all Intellectual Property (as defined below) incorporated in its products or necessary for, or used in, the operation of its business as presently conducted (the "Sellers' Intellectual Property"). Each item of Sellers' Intellectual Property will be owned or available for use by the Buyer on substantially identical terms and conditions immediately following the Closing. Neither the Stockholder nor any family member or affiliate of the Stockholder owns any intellectual property used by either Seller. Each Seller and the Stockholder have taken all reasonable measures to protect the proprietary nature of each item of Sellers' Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of the Seller or the Stockholder, (a) no other person or entity has any rights to any of the Seller's Intellectual Property owned by a Seller (except pursuant to agreements or licenses specified in Schedule 2.20), and (b) no other person or entity is
                      -------------
infringing, violating or misappropriating any of the Sellers' Intellectual
Property.   For purposes of this agreement, "Intellectual Property" means all
(i) patents and patent applications, (ii) copyrights and registrations thereof,
(iii) mask works and registrations and applications for registration thereof,
(iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(vi) trademarks, service marks, trade names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing.

          (b) Schedule 2.20 attached hereto sets forth a true, correct and
              -------------
complete list of each patent, patent application, copyright registration, mask work registration or application therefor, and trademark or service mark registration or application therefor of either Seller. True, correct and complete copies of all licenses and other agreements relating to the Intellectual Property have been previously delivered by the Sellers to the Buyer. The Sellers have made available to the Buyer complete and accurate copies of all written documentation in either Seller's possession relating to claims or disputes known to the Seller or the Stockholder concerning any item of Sellers' Intellectual Property.

          (c) None of the activities or business presently conducted by either Seller infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Neither the Sellers nor the Stockholder has received any complaint, claim or notice alleging any such infringement, violation or misappropriation and no such claim has been threatened by any third party.

          (d) Schedule 2.20 identifies each license or other agreement (or type
              -------------
of license or other agreement) pursuant to which either Seller has licensed, distributed or otherwise granted any rights to any third party with respect to, any of Sellers' Intellectual Property.

          (e) Schedule 2.20 identifies each item of Sellers' Intellectual
              -------------
Property that is owned by a party other than a Seller, and the license or agreement pursuant to which a Seller uses it (excluding off-the-shelf software programs licensed by a Seller pursuant to "shrink wrap" licenses).

          (f) Neither Seller has not disclosed the source code for any of the software owned by such Seller and incorporated in its products or necessary for the operation of its business as presently conducted (the "Software") or other confidential or proprietary information constituting, embodied in or pertaining to the Software to any person or entity and has taken reasonable measure to prevent such disclosure.

          (g) All of the Software has been created by employees of a Seller within the scope of their employment by such Seller or by independent contractors of a Seller who have executed agreements expressly assigning all right, title and interest in the Software to such Seller. No portion of the Software was jointly developed with any third party.

          2.2  Employee Benefit Plans.
               ----------------------

          (a) Employee Plans.  Schedule 2.21 attached hereto contains a true,
              --------------   -------------
correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to either Seller's employees, or maintained at any time since January 1, 1994 by a Seller or by any other member (hereinafter, "Affiliate") of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) (the Employee Plans") and, except as set forth on

Schedule 2.21 attached hereto, neither Seller has obligations, contingent or
-------------
otherwise, past or present, under applicable law or the terms of any Employee Plan.

          (b) Copies of Employee Plans and Related Documents.  Each Seller has
              ----------------------------------------------
previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a "defined benefit plan," as such term is defined in Section 3(35) of ERISA (the "Defined Benefit Plans"), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and Schedule A or B thereto, or both, filed for the last five years and
(iii) any filings made with the Pension Benefit Guaranty Corporation ("PBGC"), Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

          (c) No Implied Rights.  Nothing expressed or implied herein shall
              -----------------
confer upon any past or present employee of either Seller, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Sellers, the Buyer, or any successor or affiliate.

          (d) COBRA.  No current or former employee of either Seller has elected
              -----
to exercise rights under, and neither Seller does not have any liabilities under, the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended ("COBRA").

          (e) Liabilities.  The Buyer does not assume, and neither it nor the
              -----------
Acquired Assets will be subject to, any liabilities with respect to any Employee Plan, including, without limitation, any Taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the PBGC.

          (f) Warn Act.  The Worker Adjustment and Retraining Notification Act,
              --------
29 U.S.C. (S) 2101. et sec. and the regulations applicable thereto, 20 C.F.R.
(S) 639 et sec. (collectively the "WARN Act") do not apply to the transactions contemplated by this Agreement. Neither Seller has any affiliated companies, Sellers employ less than one hundred (100) employees, and no single site operated by a Seller employees more than twenty-five (25) employees.

         2.22  Acquired Assets Complete.  The Acquired Assets are, when utilized
               ------------------------
by a labor force substantially similar to that employed by the Sellers on the date hereof, adequate to conduct the business operations currently conducted by the Sellers.

         2.23  Regulatory Approvals.  All consents, approvals, authorizations
               --------------------
and other requirements prescribed by any Law or Regulation which must be obtained or satisfied by either Seller and which are necessary for the execution and delivery by a Seller of this Agreement and the documents to be executed and delivered by a Seller in connection herewith are set forth on Schedule 2.23
                                                              -------------
attached hereto and have been, or will be prior to the Closing Date, obtained and satisfied.

         2.24  Indebtedness to and from Officers, Directors and Shareholders.
               -------------------------------------------------------------
Except as set forth on Schedule 2.24 attached hereto, neither Seller is
                       -------------
indebted, directly or indirectly, to any person who is an officer, director or shareholder of either Seller or any Affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses or indebtedness that shall be satisfied on the Closing Date, and no such officer, director, shareholder or affiliate is indebted to either Seller, except for advances made to employees of a Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

         2.25  Powers of Attorney and Suretyships.  Except as set forth on
               ----------------------------------
Schedule 2.25 attached hereto, neither Seller has any general or special powers
-------------
of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

         2.26  Disclosure.  No representation or warranty by a Seller or the
               ----------
Stockholder in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Sellers and the Stockholder have disclosed to the Buyer all material facts pertaining to the Sellers, the Business and the transactions contemplated by this Agreement.

         2.27  Securities Representations.
               --------------------------

          (a) Each Seller and the Stockholder are "accredited investors" within the meaning of the Securities Act. Each of the Sellers and the Stockholder has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the investment in the Common Stock issued to the Sellers in the name of the Stockholder by the Parent pursuant to this Agreement and is financially able to undertake the risks involved in such an investment. Each of the Sellers and the Stockholder further understands that
(i) the shares of Common Stock issued pursuant to this Agreement have not been registered under the Securities Act, or any state securities law by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Regulation D promulgated thereunder and an exemption under the applicable state securities law and (ii) such shares must be held indefinitely unless a registration statement covering the resale of such shares is effective under the Securities Act and such state law or unless an exemption from registration under the Securities Act and such state law is available.

          (b) Each Seller and the Stockholder agree that Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act of 1933, as amended (the "Act"), or (ii) the Parent first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Parent and which may be counsel to the Parent, to the effect that such sale or transfer is exempt from the registration requirements of the Act. Each certificate representing Shares shall bear a legend substantially in the following form:

               "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated without the consent of SatCon Technology Corporation and unless and until such securities are registered under such Act or an opinion of counsel satisfactory to SatCon Technology Corporation is obtained to the effect that such registration is not required."

          (c) The Parent has granted the Sellers and the Stockholder and their attorneys or other representatives access to all information about the Parent which the Sellers and the Stockholder have requested; and the Sellers, the Stockholders and their attorneys or other representatives have had the opportunity to ask questions of, and receive answers from, representatives of the Parent concerning such information and the Parent's financial condition and prospects.

          (d) The principal office of the Sellers and the place at which the decision by the Sellers and the Stockholder to participate in this Agreement and the transactions contemplated hereby was made is located at the address appearing next to the Seller's and the Stockholders' names in Section 14 hereof.

     3.   Representations of the Buyer and the Parent
          -------------------------------------------

     The Buyer and the Parent jointly and severally represents and warrants to the Sellers and the Stockholders as follows:

          3.1  Organization and Authority.  Each of the Parent and the Buyer is
               --------------------------
a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Each of the Parent and the Buyer has full power to execute and deliver this Agreement and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Organization and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Sellers, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

          3.2  Authorization.  The execution and delivery of this Agreement by
               -------------
the Buyer and the Parent, and the agreements provided for herein, and the consummation by the Buyer and the Parent of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer and the Parent, enforceable against the Buyer and the Parent in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer and the Parent of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer or the Parent; (b) violate the provisions of the Buyer's or the Parent's Articles of Organization or Bylaws; (c) violate any judgment, decree, order or award of any Governmental Entity applicable to the Buyer or the Parent; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Security Interest upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound. Schedule 3.2
                                                                 ------------
attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer or the Parent of the transactions contemplated by this Agreement.

          3.3  Regulatory Approvals.  All consents, approvals, authorizations
               --------------------
and other requirements prescribed by any Law or Regulation which must be obtained or satisfied by the Buyer or the Parent and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

          3.4  The Shares.  The Shares, when issued pursuant to this Agreement,
               ----------
shall be duly authorized, validly issued and non-assessable and shall constitute "voting stock" within the meaning of Section 368(a)(1)(C) of the Code.

          3.5  Disclosure.  No representation or warranty by the Buyer or the
               ----------
Parent in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto by the Buyer or the Parent, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

     4.   Access to Information; Public Announcements
          -------------------------------------------

          4.1  Access to Management, Properties and Records.
               --------------------------------------------

          (a) From the date of this Agreement until the Closing Date, the Seller and the Stockholder shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer and the Parent free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Sellers, so that the Buyer and the Parent may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Sellers, and the Buyer and the Parent shall be permitted to make abstracts from, or copies of, all such books and records. The Sellers shall furnish to the Buyer such financial and operating data and other information as to the Acquired Assets and the business of the Sellers as the Buyer shall reasonably request.

          (b) Each Seller and the Stockholder shall authorize the release to the Buyer and the Parent of all files pertaining to the Sellers, the Acquired Assets or the business or operations of the Sellers held by any Governmental Entity.

          4.2  Confidentiality.  All information not previously disclosed to the
               ---------------
public or generally known to persons engaged in the respective businesses of the Sellers, the Buyer or the Parent which shall have been furnished by the Buyer, the Stockholder, the Seller or the Parent to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

          4.3  Public Announcements.  The parties agree that prior to the
               --------------------
Closing Date, except as otherwise required by Law or Regulation, any and all public announcements or other public communications concerning this Agreement and the purchase of the Acquired Assets by the Buyer shall be subject to the approval of the Parent, which approval shall not be unreasonably withheld.

     5.   Pre-Closing Covenants of the Seller and Stockholder
          ---------------------------------------------------

          From and after the date hereof and until the Closing Date:

          5.1  Conduct of Business.  Except as set forth in Schedule 5.1
               -------------------                          ------------
attached hereto, each Seller shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels, except as agreed to in writing by the Buyer. All of the property of each Seller shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

          5.2  Absence of Material Changes.  Without the prior written consent
               ---------------------------
of the Buyer, neither Seller shall:

               (a) Take any action to amend its Certificate of Incorporation or Bylaws;

               (b) Issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities;

               (c) Incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

               (d) Declare or make any payment or distribution to its shareholders with respect to their stock or purchase or redeem any shares of its capital stock, except that a Seller may declare and make a distribution to the

Stockholder for the purpose (i) of satisfying the requirements of the Code applicable to such Seller's status as "S Corporations" for the period ending on the Closing Date or (ii) distributing to the Stockholder any Excluded Assets, such amount to be agreed upon by the Buyer and the Sellers;

               (e) Mortgage, pledge, or subject to any Security Interest any of the Acquired Assets;

               (f) Sell, assign, or transfer any of the Acquired Assets, except for inventory sold in the ordinary course of business, at a normal profit margin, and for not less than replacement cost;

               (g) Cancel any debts or claims, except in the ordinary course of business;

               (h) Merge or consolidate with or into any corporation or other entity;

               (i) Make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

               (j) Make any election or give any consent under the Code or the Tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present Tax due;

               (k) Waive any rights of material value;

               (l) Modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

               (m) Take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

               (n) Fail to (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until after the Closing Date;

          (o) Fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

          (p) Enter into any leases, contracts, agreements or understandings other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $10,000 for each such lease, contract, agreement or understanding;

          (q) Engage any employee other than in the ordinary course of business and whose wage earnings are commensurate with the wage earnings of employees of a Seller on the date hereof performing such similar services for such Seller;

          (r) Materially alter the terms, status or funding condition of any Employee Plan; or

          (s) Commit or agree to do any of the foregoing in the future.

          5.3  Taxes.  Each Seller will, on a timely basis, file all Tax returns
               -----
for and the Stockholder shall pay any and all Taxes which shall become due or shall have accrued (a) on account of the operation of the business of a Seller or the ownership of the Acquired Assets on or prior to the Closing Date or (b) on account of the sale of the Acquired Assets (including a pro-rata portion of all personal property and excise taxes payable with respect to the Acquired Assets by a Seller).

          5.4  Communication with Customers and Suppliers.
               ------------------------------------------

          (a) Unless instructed otherwise by the Buyer in writing, each Seller will accept customer orders in the ordinary course of business and consistent with past practice as the Buyer's agent for all products offered by a Seller but expected to be shipped by the Buyer after the Closing Date.

          (b) Each Seller, the Stockholder and the Buyer will cooperate in communication with suppliers and customers to accomplish the transfer of the Acquired Assets to the Buyer on the Closing Date.

          5.5  Compliance with Laws.  Each Seller will comply with all Laws and
               --------------------
Regulations which are applicable to it, its ownership of the Acquired Assets or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound.

         5.6  Continued Truth of Representations and Warranties of the Seller
               ---------------------------------------------------------------
and Stockholder.  Neither of the Sellers nor the Stockholder will take any
---------------
actions which would result in any of the representations or warranties set forth in Section 2 hereof being untrue.

          5.7  Continuing Obligation to Inform.  From time to time prior to the
               -------------------------------
Closing, each Seller and the Stockholder will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

          5.8  Exclusive Dealing.  Neither of the Sellers nor the Stockholder
               -----------------
shall, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the Acquired Assets, or any equity interest in, either Seller or any equity investment, merger, consolidation or business combination with either Seller, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Each Seller and the Stockholder shall promptly notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

          5.9  Outstanding Indebtedness.  Between the date of this Agreement and
               ------------------------
the Closing Date, each Seller shall make all regularly scheduled payments on its existing indebtedness and shall not incur any additional indebtedness other than in the ordinary course of business.

     6.   Best Efforts to Obtain Satisfaction of Conditions
          -------------------------------------------------

          Each of the Sellers, the Stockholder and the Buyer covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

     7.   Conditions to Obligations of the Buyer and the Parent
          -----------------------------------------------------

          The obligations of the Buyer and the Parent under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the
Buyer:

          7.1  Continued Truth of Representations and Warranties of the Sellers
               ----------------------------------------------------------------
and the Stockholder; Compliance with Covenants and Obligations.  The
--------------------------------------------------------------
representations and warranties of the Sellers and the Stockholder shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Sellers and the Stockholder shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

          7.2  Corporate Proceedings.  All corporate and other proceedings
               ---------------------
required to be taken on the part of either Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Acquired Assets shall have been taken.

          7.3  Governmental Approvals.  All Governmental Entities and similar
               ----------------------
bodies, the consent, authorization or approval of which is necessary under any applicable Law or Regulation for the consummation by either Seller of the transactions contemplated by this Agreement and the operation of the Business by the Buyer, shall have consented to, authorized, permitted or approved such transactions.

          7.4  Consents of Lenders, Lessors and Other Third Parties.  Each
               ----------------------------------------------------
Seller shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Sellers to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.3 attached hereto.
                                                  ------------

          7.5  Adverse Proceedings.  No action or proceeding by or before any
               -------------------
Governmental Entity shall have been instituted or threatened by any Governmental Entity or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or use the Acquired Assets after the Closing.

          7.6  Board of Directors and Stockholder Approval.  Each of the Board
               -------------------------------------------
of Directors of the Sellers and the Stockholder shall have duly authorized the transactions contemplated by this Agreement.

          7.7  Due Diligence.  Each Seller and the Stockholder shall have
               -------------
provided to the Buyer and the Parent access to all material and information requested by the Buyer or the Parent to conduct a thorough due diligence review of all aspects of the Business and the Acquired Assets. The Buyer and the Parent shall in their sole discretion be satisfied with such review, both in scope and substance.

          7.8  The Acquired Assets.  At the Closing the Buyer shall receive
               -------------------
good, clear, record and marketable title to the Acquired Assets, free and clear of all Security Interests and encumbrances of any nature whatsoever.

          7.9  Update.  The Sellers shall have provided the Buyer with a true,
               ------
correct and complete list and amount, as of the Closing Date, of:

               (a)  the Inventory;

               (b)  the Fixed Assets;

               (c) all unfilled customer orders; and

               (d) all shipments made during the period from the date of this Agreement to the Closing Date,

none of which information shall be materially different from the information supplied by the Sellers as of the date hereof on Schedules 2.9, 2.10, and 2.18
                                                 -------------  ----      ----
attached hereto.

         7.10  Bank Consent.  The Buyer shall have received approval of
               ------------
BankBoston for the consummation of the transactions contemplated by this Agreement.

         7.11  Employment Contracts.  On or prior to the Closing Date, the Buyer
               --------------------
shall have executed employment contracts with Thomas Glynn upon substantially the terms set forth in Exhibit B attached hereto.
                       ---------

         7.12  Assignment of Insurance Policies.  On or prior to the Closing
               --------------------------------
Date, the Sellers shall have assigned to the Buyer any and all insurance policies extending warranty or products liability coverage to a Seller for products manufactured by a Seller with respect to the Business prior to the Closing Date or for claims made on or prior to the Closing Date.

         7.13  Tax Lien Waivers.  On or prior to the Closing Date, each Seller
               ----------------
shall have obtained and delivered to the Buyer Tax lien waivers from all jurisdictions in which Acquired Assets are located and which provide such Tax lien waivers.

         7.14  Material Adverse Change.  There shall not have occurred a
               -----------------------
material adverse change, or an event involving a prospective material adverse change, in the Acquired Assets or in the business, properties, operations, conditions (formal or otherwise), prospects, assets or liability of either Seller since the date of the most recent balance sheet provided pursuant to
Section 2.5 hereto.

         7.15  Closing Deliveries.  The Buyer shall have received at or prior to
               ------------------
the Closing each of the following documents:

               (a) a bill of sale substantially in the form attached hereto as

Exhibit C;
---------

               (b) such instruments of conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the Acquired Assets;

               (c) all technical data, formulations, product literature and other documentation relating to the Business, all in form and substance satisfactory to the Buyer;

               (d) such contracts, files and other data and documents pertaining to the Acquired Assets or the Business as the Buyer may reasonably request;

               (e) copies of the general ledgers and books of account of each Seller, and all federal, state and local income, franchise, property and other Tax returns filed by the Sellers with respect to the Acquired Assets since incorporation;

               (f) such certificates of each Seller's officers and such other documents evidencing satisfaction of the conditions specified in Section 7 as the Buyer shall reasonably request;

               (g) certificates of the Secretaries of State of the States of New Hampshire and Maine as to the legal existence and good standing (including Tax) of each Seller in its respective state of incorporation;

               (h) certificates of the Secretary of each Seller attesting to the incumbency of each Seller's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.1;

               (i) a current UCC-1 search confirming the absence of any UCC Financing Statements or other liens affecting the Acquired Assets;

               (j) cross receipt executed by the Buyer and the Sellers; and,

               (k) such other documents, instruments or certificates as the Buyer may reasonably request.

     8.   Conditions to Obligations of the Sellers and the Stockholder
          ------------------------------------------------------------

     The obligations of the Sellers and the Stockholder under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the
Sellers:

          8.1  Continued Truth of Representations and Warranties of the Buyer
               --------------------------------------------------------------
and the Parent; Compliance with Covenants and Obligations.  The representations
---------------------------------------------------------
and warranties of the Buyer and the Parent in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Sellers. The Buyer and the Parent shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

          8.2  Corporate Proceedings.  All corporate and other proceedings
               ---------------------
required to be taken on the part of the Buyer and the Parent to authorize or carry out this Agreement shall have been taken.

          8.3  Governmental Approvals.  All Governmental Entities, and similar
               ----------------------
bodies, the consent, authorization or approval of which is necessary under any applicable Law or Regulation for the consummation by the Buyer and the Parent of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

          8.4  Adverse Proceedings.  No action or proceeding by or before any
               -------------------
Governmental Entity shall have been instituted or threatened by any Governmental Entity or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of a Seller to transfer the Acquired Assets.

          8.5  Closing Deliveries.  The Sellers shall have received at or prior
               ------------------
to the Closing each of the following documents:

          (a) such certificates of the Buyer's and Parent's officers and such other documents evidencing satisfaction of the conditions specified in this
Section 8 as the Sellers shall reasonably request;

          (b) a certificates of the Secretary of the State of Delaware as to the legal existence and good standing of the Buyer and the Parent in Delaware;

          (c) a certificate of the Secretary of the Buyer and Parent attesting to the incumbency of the Buyer's and Parent's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.1;

          (d) Instrument of Assumption of Liabilities executed by the Buyer and accepted by the Sellers;

          (e) the Shares and the cash consideration;

          (f) cross receipt executed by the Buyer and the Sellers; and

          (g) such other documents, instruments or certificates as the Sellers may reasonably request.

     9.   Indemnification
          ---------------

          9.1  By the Buyer and Parent.  The Buyer and the Parent shall jointly
               -----------------------
and severally indemnify and hold harmless each of the Sellers and the Stockholder from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Sellers and the Stockholder in connection with each and all of the following:

          (a) Any breach by the Buyer or the Parent of any representation or warranty in this Agreement;

          (b) Any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

          (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

          9.2  By the Sellers and the Stockholder.  Each Seller and the
               ----------------------------------
Stockholder, jointly and severally, each shall indemnify and hold harmless the Buyer and the Parent from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer or the Parent, in connection with each and all of the following:

          (a) Any breach by a Seller or Stockholder of any representation and warranty in this Agreement;

          (b) Any breach of any covenant, agreement or obligation of a Seller or any Stockholder contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

          (c) Any misrepresentation contained in any statement, certificate or schedule furnished by a Seller or any Stockholder pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

          (d) Any claims against, or liabilities or obligations of, a Seller or against the assets not specifically assumed by the Buyer pursuant this Agreement;

          (e) The failure of the Buyer to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either of the Sellers or the transactions contemplated by this Agreement;

          (f) Any violation by a Seller of, or any failure by a Seller to comply with, any Law or Regulation applicable to such Seller, the Acquired Assets or its business, whether or not any such violation or failure to comply has been disclosed to the Buyer, including any costs incurred by the Buyer (i) in order to bring the Acquired Assets into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date or (ii) in connection with the transfer of the Acquired Assets;

          (g) Any warranty claim or product liability claim relating to, or returns of, products of a Seller which (a) were sold or shipped by a Seller prior to the Closing Date, (b) were in the finished goods inventory as of the Closing Date or (c) were work in progress and more than fifty percent (50%) completed by the Closing Date provided that the Buyer has complied with Section 10.6;

          (h) Any liability arising out of or in connection with the Sellers' business or operations except for the liabilities assumed by the Buyer pursuant to Section 1.4 hereto;

          (i) Any Tax liabilities or obligations of the Sellers or the Stockholder; and

          (j) Any claims against, or liabilities or obligations of, a Seller with respect to obligations under Employee Plans or under COBRA.

          9.3  Claims for Indemnification.  Whenever any claim shall arise for
               --------------------------
indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 9.4 of this Agreement.

          9.4  Defense by Indemnifying Party.  In connection with any claim
               -----------------------------
giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

          9.5  Payment of Indemnification Obligation.  All indemnification
               -------------------------------------
amounts payable to any party in connection with a claim for indemnification pursuant to Section 9 hereof shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability or in the case of an amount payable by the Sellers or the Stockholder, at the option of the Buyer by cancellation of Shares issued pursuant to this Agreement and held by the Sellers or the Stockholder. In determining the number of Shares to be cancelled, the Shares shall be valued at their fair market value on the Closing Date.

          9.6  Survival of Representations; Claims for Indemnification.  All
               -------------------------------------------------------
representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the second anniversary of the Closing Date, except for claims, if any, asserted in writing prior to such second anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 9 or
Section 13 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such three-year period.

     10.  Post-Closing Agreements
          -----------------------

     The Sellers and the Stockholder agree that from and after the Closing Date:

         10.1  Proprietary Information.
               -----------------------

          (a) Each of the Sellers and the Stockholder shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller or the Stockholder.

          (b) Each of the Sellers and the Stockholder agrees that the remedy at law for any breach of this Subsection 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 10.1.

         10.2  Non-Competition Agreement.
               -------------------------

          (a) For a period of five years (5) after the Closing Date, neither of the Sellers nor the Stockholder shall directly or indirectly (i) manufacture, market or sell any product which has the same or substantially the same form, function and primary application as any existing or proposed product manufactured by a Seller on or prior to the Closing Date or (ii) engage in any business competitive with the Business as conducted on the date hereof or on the Closing Date, in the United States or any other country in which a Seller conducted its business during the five years (5) prior to the Closing Date.

          (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 10.2 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Sellers and the Stockholder agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

         10.3  Sharing of Data.
               ---------------

          (a) The Sellers and the Stockholder shall have the right for a period of three years (3) following the Closing Date to have reasonable access to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding their involvement in the business of the Sellers prior to the Closing Date and for complying with their obligations under applicable securities, Tax, environmental, employment or other Laws and Regulations. The Buyer and the Parent shall have the right for a period of three years (3) following the Closing Date to have reasonable access to those books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records which are retained by a Seller and the Stockholder pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business of a Seller transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, Tax, environmental, employment or other Laws and Regulations.

          (b) Each Seller and the Stockholder and the Buyer and the Parent agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Acquired Assets from the Sellers to the Buyer and the operation of the Business by the Buyer.

         10.4  Use of Name.  Each of the Sellers and the Stockholder agrees not
               -----------
to use the name "Inductive Components," "Lighthouse Software" or any derivation thereof after the Closing Date.

         10.5  Cooperation in Litigation.  Each party hereto will fully
               -------------------------
cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of a Seller prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

         10.6  Product Claims and Returns.  Each Seller and the Stockholder
               --------------------------
shall be jointly and severally responsible for customer claims relating to services rendered by a Seller prior to the Closing Date, and customer claims relating to, or returns of, products of a Seller which (a) were sold and shipped by a Seller prior to the Closing Date, (b) were in the finished goods inventory of a Seller as of the Closing Date, or (c) were work in process and more than fifty percent (50%) completed by the Closing Date. If a customer makes a claim or seeks a return and, in the judgment of the Buyer, the claim or return is proper, Buyer may replace or repair, as the case may be, the services rendered or product purchased at the Buyer's then generally prevailing prices and labor rates. Such repairs or returns shall be for the account of the Seller which produced such product or service and such Seller (or the Stockholder if the Seller shall fail to promptly do so) shall promptly reimburse Buyer for the amounts thereof. Notwithstanding the foregoing, if, but only to the extent, such claims exceed $2,500 in any calendar quarter, the Stockholder shall be entitled to prior notice of the proposed payment of any such claim. If the Stockholder objects in good faith to the payment of such claim after such $2,500 threshold has been exceeded, the Buyer and Stockholder shall use their best efforts to agree upon whether such claim is valid and the amount to be reimbursed by the Sellers with respect thereto. Any reimbursement owed by the Sellers pursuant to this Section 10.6 shall be paid within ten (10) days of the end of the calendar quarter in which such reimbursable claim was paid.

         10.7  Cooperation with Reporting Requirements.  Each Seller and the
               ---------------------------------------
Stockholder agree to fully cooperate with the Buyer and Parent in order to enable the Parent to comply with its reporting obligations under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as such obligations relate to the Business and the Acquired Assets.

          10.  Collection of Accounts Receivable.
               ---------------------------------

          (a) Following the Closing, the Buyer shall use its reasonable efforts to collect the Sellers' accounts receivable (the "Accounts Receivable") provided, however, that the Buyer shall have no liability to the Sellers or the Stockholder for the failure to collect any Account Receivable and the Buyer shall not have any obligation to pursue the collection of, or to take any action with respect to, the Accounts Receivables that the Buyer does not take in the ordinary course of its business.

          (b) The Buyer shall furnish to the Stockholder within 15 days after the end of each month a statement setting forth the Accounts Receivable collected during such month and a trial balance of the uncollected Accounts Receivable show the aging thereof as of the end of such month.

          (c) The Sellers hereby authorize the Buyer to open mail addressed to a Seller (if delivered to the Buyer) if received on or after the Closing Date and hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments made payable or endorsed to a Seller or its order and received by the Buyer.

          (d) The Buyer shall remit the proceeds of Accounts Receivable in the manner and at such time as shall be mutually agreed by the Sellers, the Stockholder and the Buyer.

         10.9  Continuation of Representation by Servo Components & Systems,
               -------------------------------------------------------------
Inc.  Following the Closing, the Buyer shall appoint Servo Components & Systems,
----
Inc. as its exclusive sale representative for New England.

     11.  Termination of Agreement
          ------------------------

          11.1  Termination by Lapse of Time.  This Agreement shall terminate at
                ----------------------------
5:00 p.m., Boston time, on January 31, 1999, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto.

          11.2  Termination by Agreement of the Parties.  This Agreement may be
                ---------------------------------------
terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, neither the Buyer nor the Parent shall have any further obligation or liability to the Sellers or the Stockholder under this Agreement, and neither the Sellers nor the Stockholder shall have any further obligation or liability to the Buyer or the Parent under this Agreement.

          11.3  Termination by Reason of Breach.  This Agreement may be
                -------------------------------
terminated by the Sellers or the Stockholder, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of a Seller or the Stockholder or the failure of a Seller or the Stockholder to perform any condition or obligation hereunder.

     12.  Transfer and Sales Tax
          ----------------------

          Notwithstanding any provisions of law imposing the burden of such Taxes on the Seller or the Buyer, as the case may be, each Seller (or failing payment thereof by a Seller, the Stockholder) shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Acquired Assets hereunder. If the Seller shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and the Seller (or failing payment thereof by a Seller, the Stockholder) shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

     13.  Brokers
          -------

          13.1  For the Sellers.  Each Seller and the Stockholder represents and
                ---------------
warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. Each Seller and the Stockholder agrees to indemnify and hold harmless the Buyer and the Parent against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of a Seller or the Stockholder.

          13.2  For the Buyer.  The Buyer agrees to pay all fees, expenses and
                -------------
compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

     14.  Notices
          -------

          Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, Federal Express or other nationally recognized overnight courier service ("Overnight Courier Service"), registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

     To the Sellers or the
     Stockholder:             Thomas J. Glynn
                              Inductive Components, Inc.
                              53 Stiles Road, Suite C2
                              Salem, New Hampshire  03079

     With a copy to:          W. Terence Jones, Esq.
                              Maselan, Jones & Stanzler
                              50 Milk Street
                              Boston, MA 02109

     To the Buyer and Parent: SatCon Technology Corporation
                              161 First Street
                              Cambridge, MA 02142
                              Attention:  Michael Turmelle
                              Tel.:  (617) 661-0540
                              Fax:  (617) 661-3373

     With copies to:          Hale and Dorr LLP
                              60 State Street
                              Boston, MA 02109
                              Attention:  Jeffrey Carp
                              Tel.:  (617) 526-6000
                              Fax:  (617) 526-5000

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) the next business day after being sent, if sent by Overnight Courier Service for next business day delivery; or (c) three business days after being sent, if sent by registered or certified mail.

     15.  Successors and Assigns
          ----------------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign its obligations hereunder without the prior written consent of the other parties; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

     16.  Entire Agreement; Amendments; Attachments
          -----------------------------------------

          (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The parties hereto may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer, the Parent, the Sellers and the Stockholder.

          (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

     17.  Expenses
          --------

          Except as otherwise expressly provided herein, the Buyer, the Parent, the Sellers and the Stockholder shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

     18.  Legal Fees
          ----------

          In the event that legal proceedings are commenced by the Buyer or the Parent against the Sellers or the Stockholder, or by the Sellers or the Stockholder against the Buyer or the Parent, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

     19.  Governing Law
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles.

     20.  Section Headings
          ----------------

          The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     21.  Severability
          ------------

          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     22.  Counterparts
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.



                                 [End of page]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                              K&D MAGMOTOR CORP.


                              By:    /s/ David B. Eisenhaure
                                     --------------------------------
                              Name:  David B. Eisenhaure
                              Title: President


                              SATCON TECHNOLOGY CORPORATION


                              By:    /s/ David B. Eisenhaure
                                     --------------------------------
                              Name:  David B. Eisenhaure
                              Title: Chairman, President and Chief
                                     Executive Officer


                              INDUCTIVE COMPONENTS, INC.:


                              By:    /s/ Thomas J. Glynn
                                     --------------------------------
                              Name:  Thomas J. Glynn
                              Title: President


                              LIGHTHOUSE SOFTWARE, INC.:


                              By:    /s/ Robert P. Caron
                                     --------------------------------
                              Name:  Robert P. Caron
                              Title: President


                              STOCKHOLDER:


                                     /s/ Thomas J. Glynn
                                     --------------------------------
                              Name:  Thomas J. Glynn

                               Omitted Schedules
                               -----------------

     Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, SatCon Technology Corporation has, with respect to the Asset Purchase Agreement, dated as of January 4, 1999, among K&D MagMotor Corp., SatCon Technology Corporation, Inductive Components, Inc., Lighthouse Software, Inc. and Thomas Glynn, omitted to file the schedules listed in the table of contents herewith. These schedules will be supplementally furnished to the Commission upon request.